Exhibit 2.2

AMENDMENT NO. 1 TO PURCHASE AGREEMENT

This Amendment No. 1 (this “Amendment”), dated April 20, 2022 (the “Effective Date”), is made and entered into by and among: (i) Globis Acquisition Corp., a Delaware corporation (“Buyer”); (ii) Lighthouse Capital Limited, a Gibraltar private company limited by shares (“Seller”); (iii) Forafric Agro Holdings Limited, a Gibraltar private company limited by shares (the “Company”); and (iv) Globis NV Merger Corp., a Nevada corporation (“New Parent”). Buyer, Seller, the Company, and New Parent are collectively referred to herein as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Securities Purchase Agreement, dated December 19, 2021 (as further amended, restated, supplemented, or otherwise modified from time to time, the “Purchase Agreement”), by and among Buyer, Seller, and the Company.

RECITALS

A. Buyer, Seller, and the Company are parties to the Purchase Agreement.

B. Buyer, Seller, and the Company now desire to amend the Purchase Agreement in accordance with Section 12.05 of the Purchase Agreement as set forth in this Amendment.

AGREEMENT

Intending to be legally bound hereby, the Parties agree as follows:

1. Amendments.

a. The preamble of the Purchase Agreement is hereby amended to add, as a Party, New Parent, by including a new clause (iv), in numerical order, as follows:

“(iv) Globis NV Merger Corp., a Nevada corporation (“New Parent”).”

b. The Recitals to the Purchase Agreement are each hereby deleted and replaced in their entirety as follows:

“A. The Seller owns 100% of the issued Equity Securities (the “Purchased Securities”) of the Company.

B. On the Closing Date, after the Redomiciliation and the Pre-Closing Merger, the Seller desires to sell to New Parent all of its right, title, and interest in and to the Purchased Securities, and New Parent desires to purchase from the Seller all of the Seller’s right, title, and interest in and to the Purchased Securities, in each case, upon the terms and subject to the conditions set forth in this Agreement.

C. The respective governing bodies of the Parties have each approved this Agreement and the transactions contemplated hereby, in each case, upon the terms and subject to the conditions set forth herein.

D. Before the Closing, on the terms and subject to the conditions set forth in the Subscription Agreements to be entered into before the Closing, the PIPE Investors will subscribe for, by way of a private placement, certain New Parent Ordinary Shares, for an aggregate purchase price equal to the PIPE Investment Amount (the “PIPE Investment”).

E. Before the Closing, the Company may raise up to $80,000,000 by the issue of convertible bonds (the “Convertible Bonds”) to third-party holders where the Convertible Bonds will, concurrently with the consummation of the PIPE Investment and the Closing, be novated by the Company to New Parent as part of the consideration payable by New Parent to the Seller for the acquisition of the Company, and immediately thereafter the outstanding principal of the Convertible Bonds and accrued interest will be capitalized and converted by New Parent into New Parent Ordinary Shares at the rate of $9.45 per share.

F. Before the Closing, on the terms and subject to the conditions set forth in this Agreement, the following transactions, among others, will take place: (i) Buyer will sell its shares in New Parent at par value to a non-Affiliate third Person to be identified by Buyer (the “Subscriber”); (ii) New Parent will change its jurisdiction of incorporation from the State of Nevada to Gibraltar by effecting the Redomiciliation in accordance with the applicable provisions of the Nevada Business Corporation Act (the “Nevada Act”) and the Companies Act 2014 of the Laws of Gibraltar (the “Companies Act”) and the Companies (Re-domiciliation) Regulations 1996 of the Laws of Gibraltar (the “Companies Regulations”) and, following the Redomiciliation, altering its share capital (as more particularly described below) and re-registering as a public company under the Laws of Gibraltar (the “Public Company Registration”); (iii) New Parent will form a new wholly-owned subsidiary under the Laws of the State of Nevada (the “New Subsidiary”); and (iv) Buyer will, pursuant to an Agreement and Plan of Merger to be entered into by and among Buyer, New Subsidiary, New Parent, and the Agent, merge with and into the New Subsidiary such that the New Subsidiary will survive the merger and succeed to all of the rights, privileges, immunities, properties, powers, liabilities, and obligations of Buyer, including under this Agreement (the “Pre-Closing Merger”). The Parties acknowledge that, as part of the consideration payable by New Parent to Buyer for the opportunity to acquire the Company under this Agreement, New Parent will accept the assignment and novation by Buyer to New Parent of the Warrant Agreements upon the Pre-Closing Merger becoming effective.

G. Upon successfully applying to establish a domicile in Gibraltar in accordance with the provisions of the Companies Act and the Companies Regulations, the Registrar of Companies in Gibraltar will issue a “Certificate of Redomiciliation of a Company” in respect of New Parent (the “Gibraltar Certificate of Redomicilation”). Thereafter, the Subscriber (as sole shareholder of New Parent) will pass special resolutions to alter the authorized and issued share capital of New Parent such that: (i) the class of New Parent Ordinary Shares (as defined below) will be created; (ii) the rights attaching to the class of shares that the Subscriber holds in New Parent will change so that immediately upon the allotment and issue of any New Parent Ordinary Share, the shares that the Subscriber holds in New Parent that are registered in the name of the Subscriber will thereafter no longer entitle the Subscriber to cast any votes at any general meeting of New Parent and will thereafter not entitle the Subscriber to any income or capital whatsoever of New Parent (the “Deferred Shares”), except that the capital paid on the Deferred Shares in New Parent held by the Subscriber will be returned on the repurchase by New Parent of those shares or on the eventual liquidation of New Parent; and (iii) for the avoidance of doubt, the Deferred Shares in the issued share capital of New Parent that are registered in the name of the Subscriber will be re-classified as Deferred Shares. In connection with the Public Company Registration, following the Redomiciliation and the above-described alteration of share capital of New Parent (the “New Parent Share Capital Alteration”), New Parent will amend and restate its Organizational Documents by adopting and filing under the Companies Act a memorandum of association and articles of association in the form attached hereto as Exhibit B (the “Gibraltar Articles”).

H. In connection with Closing, the Parties note that as part of the consideration payable by New Parent to the Seller for the acquisition of the Company under this Agreement, New Parent shall be (i) accepting and agreeing to the novation by the Company to New Parent of the Convertible Bonds such that, following the novation, the Convertible Bonds shall be converted to New Parent Ordinary Shares, and (ii) accepting and agreeing to the novation to New Parent of the Related Party Loans such that, following the novation, Loan Termination Agreements shall be entered into extinguishing the Related-Party Loans in exchange for the issuance of New Parent Ordinary Shares.”

c. Section 1.12 of the Purchase Agreement is hereby deleted in its entirety and replaced as follows:

“1.12 Redomiciliation.

(a) Before the Closing, New Parent will change its jurisdiction of incorporation from the State of Nevada to Gibraltar by (i) deregistering as a corporation in accordance with Chapter 92A of the Nevada Act and (ii) continuing and re-domiciling as first as a Gibraltar private limited company pursuant to and in accordance with the Companies Act and the Companies Regulations (the “Redomiciliation”) and, then, after the Redomiciliation and the New Parent Share Capital Alteration, completing the Public Company Registration. New Parent will effect the Redomiciliation by (A) filing all applicable notices, undertakings and other documents required to be filed, paying all applicable fees required to paid, and causing the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under the Nevada Act and in accordance therewith and (B) filing an application for establishing domicile in Gibraltar (the “Redomiciliation Application”), in accordance with the Companies Act and the Companies Regulations. The Redomiciliation shall become effective under the Companies Act and the Companies Regulations after the Redomiciliation Application is accepted and fully processed by the Registrar of Companies in Gibraltar and on the date that the Registrar of Companies in Gibraltar has issued the Gibraltar Certificate of Redomicilation certifying that New Parent has established domicile in Gibraltar. The time at which the Redomiciliation actually becomes effective under the Companies Act is referred to herein as the “Redomiciliation Effective Time.”

(b) At or before the effective time of the Public Company Registration, as applicable the Organizational Documents of New Parent shall be amended and restated such that the Gibraltar Articles shall become the equivalent of the articles of incorporation of New Parent until thereafter amended, restated, supplemented, or otherwise modified in accordance with the applicable provisions thereof and of the Companies Act. As part of the Public Company Registration, New Parent’s name shall be changed to “Forafric Global PLC,” which will be reflected in the Gibraltar Articles. New Parent shall complete the Redomiciliation process required pursuant to the Companies Regulations after the issuance of the Gibraltar Certificate of Redomiciliation.

(c) At the Redomiciliation Effective Time, by virtue of the Redomiciliation and without any action on the part of any holder of any shares of capital stock of New Parent, each share of common stock of New Parent that is issued and outstanding immediately before the Redomiciliation Effective Time will convert, automatically, on a one-for-one basis, into one ordinary share, nominal value $0.001 per share (being the above-described class of Deferred Shares). New Parent and the Subscriber will then pass the necessary resolutions to give effect to the New Parent Share Capital Alteration, thereby, among other things, (i) creating a new class of ordinary share having a nominal value of $0.001 per share (a “New Parent Ordinary Share”), which will be allotted and issued by New Parent pursuant to the provisions of Section 1.12(e); (ii) altering the rights attaching to the Deferred Shares as set out in the Recitals; and (iii) for the avoidance of doubt, re-classifying as Deferred Shares those shares in the issued share capital of New Parent that are registered in the name of the Subscriber.

(d) After the Redomiciliation, the New Parent Share Capital Alteration and the Public Company Registration, and before the Closing, Buyer and New Subsidiary will complete the Pre-Closing Merger, pursuant to which, without any further action on the part of any holder of any shares of capital stock of Buyer, Buyer Warrants, or any Buyer Units, (i) each share of common stock of Buyer that is issued and outstanding immediately before the Pre-Closing Merger will convert automatically, on a one-for-one basis, into one share of common stock, par value $0.001 per share, of New Subsidiary (a “New Sub Share”), (ii) each Buyer Warrant that is issued and outstanding immediately before the Pre-Closing Merger will convert automatically, on a one-for-one basis, into a warrant to purchase one New Sub Share at an exercise price of $11.50 per share (subject to adjustment as provided in the Warrant Agreement), pursuant to and in accordance with the Warrant Agreement (a “New Sub Warrant”), and (iii) each Buyer Unit that is issued and outstanding immediately before the Pre-Closing Merger will convert automatically into one New Sub Share and one New Sub Warrant.

(e) Following the Pre-Closing Merger, New Parent and the Agent (duly authorized by, and acting in the name of and on behalf of, all the shareholders (except New Parent) and warrantholders of New Subsidiary) will, pursuant to a Contract (in form and substance satisfactory to Buyer, New Parent and the Agent) to be entered into among New Subsidiary, New Parent, and the Agent (the “Contribution Agreement”), complete the following transactions on the terms to be agreed among the Parties and the Agent: (i) the Agent will transfer the New Sub Shares and the New Sub Warrants to New Parent as a contribution on behalf of the shareholders (except New Parent) and warrantholders respectively of New Subsidiary (the “Contribution”); and (ii) in consideration for the Contribution, New Parent will allot and issue New Parent Ordinary Shares and issue New Parent Gibraltar Warrants to the former shareholders (except New Parent) and warrantholders respectively of New Subsidiary such that (1) each New Sub Share that is issued and outstanding immediately before the Contribution will be exchanged, on a one-for-one basis (subject to the terms of the Contribution Agreement and at the relevant share premium), for one New Parent Ordinary Share, and (2) each New Sub Warrant that is issued and outstanding immediately before the Contribution will be exchanged, on a one-for-one basis (subject to the terms of the Contribution Agreement), for a New Parent Gibraltar Warrant, pursuant to and in accordance with the Warrant Agreement (collectively, the “New Parent Issuances”). Accordingly, all shares issued by Buyer before the Pre-Closing Merger, including under this Agreement, under the Subscription Agreements, under the Loan Termination Agreements, or in connection with the conversion of the Convertible Bonds, will be New Parent Ordinary Shares. Following the Contribution and the New Parent Issuances, New Parent will complete a filing of return of allotments with the Companies House to reflect the New Parent Issuances.”

d. The Purchase Agreement is hereby amended to, where the context requires in order to reflect the foregoing amendments contemplated by Sections 1.b and 1.c of this Amendment (excluding the recitals to, and Articles III and VI of, the Purchase Agreement, but including applicable references within defined terms), replace each reference to “Buyer” (including as used within applicable defined terms) with “New Parent,” mutatis mutandis. Notwithstanding the foregoing the references to “Buyer” in sections 6.08 and 6.12 shall be replaced by references to “New Parent”. For the avoidance of doubt, Buyer shall remain a “Party” to the Purchase Agreement.

e. New Parent represents and warrants to the Seller, in equivalent terms to Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.06, 3.10 and 3.11 of the Purchase Agreement, as of the Closing.

f. The Purchase Agreement is hereby amended to include the wording “Except for New Parent,” at the beginning of Section 3.08(c).

g. The following definitions are hereby added to Exhibit A of the Purchase Agreement, in the appropriate alphabetical order therein:

““Agent” means, in such capacity, the Sponsor.”

““Contribution” has the meaning set forth in Section 1.12(e).”

““Contribution Agreement” has the meaning set forth in Section 1.12(e).”

““Deferred Shares” has the meaning set forth in the Recitals.”

““New Parent” has the meaning set forth in the Preamble.”

““New Parent Issuances” has the meaning set forth in Section 1.12(e).”

““New Parent Ordinary Share” has the meaning set forth in Section 1.12(c).”

““New Parent Share Capital Alteration” has the meaning set forth in the Recitals.”

““New Sub Share” has the meaning set forth in Section 1.12(d).”

““New Sub Warrant” has the meaning set forth in Section 1.12(d).”

““Public Company Registration” has the meaning set forth in the Recitals.”

““Subscriber” has the meaning set forth in the Recitals.”

h. Exhibit A of the Purchase Agreement is amended to: (i) include the wording “and Forafric Agro Industries Limited” after “loans made to the Company” in the definition of “Related-Party Loans”; and (ii) include the wording “novated to New Parent and thereafter” after “Related-Party Loans” in the definition of “Loan Termination Agreements.”

2. Remaining Provisions of the Purchase Agreement. Except as amended hereby, the terms of the Purchase Agreement remain in full force and effect. On and after the Effective Date, each reference in the Purchase Agreement to “this Agreement” or words of similar import shall mean and be deemed to be a reference to the Purchase Agreement as amended by this Amendment.

3. Miscellaneous. This Amendment may only be amended or modified by a written instrument executed by the Parties and which makes reference to this Amendment. The provisions of Sections 12.01 (Notices), 12.03 (Severability), 12.04 (Expenses), 12.05 (Amendment; Waiver), 12.06 (Beneficiaries; Assignment), 12.07 (Counterparts), 12.09 (Governing Law), 12.10 (Arbitration), 12.16 (Waiver of Jury Trial), and 12.17 (Trust Account Waiver) of the Purchase Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis.

[Signature Pages Follow]

The Parties have caused this Amendment to be duly executed and delivered as of the Effective Date.

BUYER:

GLOBIS ACQUISITION CORP.

By:	/s/ Paul Packer
Name:	Paul Packer
Title:	Chief Executive Officer

NEW PARENT:

GLOBIS NV MERGER CORP.

By:	/s/ Paul Packer
Name:	Paul Packer
Title:

SIGNATURE PAGE TO PURCHASE AGREEMENT AMENDMENT NO. 1

SELLER:

LIGHTHOUSE CAPITAL LIMITED

By:	/s/ Mesod Bengio
Name:	Mesod Bengio
Title:	Director

COMPANY:

FORAFRIC AGRO HOLDINGS LIMITED

By:	/s/ Ariel Belilo
Name:	Ariel Belilo
Title:	Director

SIGNATURE PAGE TO PURCHASE AGREEMENT AMENDMENT NO. 1